Exhibit 99.k.5

TRANSFER AGENCY AND REGISTRAR SERVICES

AGREEMENT

by and between:

SOURCE CAPITAL, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Dated: October 31, 2013

AST Confidential and Proprietary Information — Version July 2012

TABLE OF CONTENTS

Section 1.	Appointment of Agent	1
Section 2.	Standard Services	2
Section 3.	Fees and Expenses	4
Section 4.	Representations and Warranties of AST	5
Section 5.	Representations and Warranties of the Company	5
Section 6.	Reliance and Indemnification	6
Section 7.	Standard of Care	7
Section 8.	Limitations on AST’s Responsibilities	7
Section 9.	Covenants of the Company and AST	8
Section 10.	Term and Termination	9
Section 11.	Assignment	10
Section 12.	Notices	10
Section 13.	Successors	11
Section 14.	Amendment	11
Section 15.	Severability	11
Section 16.	Governing Law	12
Section 17.	Jurisdiction and Venue	12
Section 18.	Descriptive Headings	12
Section 19.	Third Party Beneficiaries	12
Section 20.	Survival	12
Section 21.	Merger of Agreement	13
Section 22.	Counterparts	13
EXHIBIT A — Certificate of Appointment		1

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Transfer Agency and Registrar Services Agreement (the “Agreement”), dated as of October 31, 2013 is between Source Capital, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

WHEREAS, the Company desires the appointment of AST as transfer agent and registrar; and

WHEREAS, AST desires to accept such appointment and perform the services related to such appointment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.                                          Appointment of Agent

1.01                        The Company hereby appoints AST to act as sole transfer agent and registrar for the common stock of the Company and for any such other securities as the Company may request in writing (the “Shares”) in accordance with the terms and conditions hereof, and AST hereby accepts such appointment.

1.02                        In connection with the appointment of AST as transfer agent and registrar for the Company, the Company shall provide AST:

(a)                                 A certificate of appointment in substantially the form attached hereto as Exhibit A (the “Certificate of Appointment”) (and a supplemental Certificate of Appointment each time there is any material change to the information contained in the original Certificate of Appointment).  It is agreed, however, that any provisions explicitly addressed in this Agreement shall govern the relationship between the parties in the event of a conflict between this Agreement and the Certificate of Appointment;

(b)                                 Specimens of all forms of outstanding stock certificates, in the forms approved by the board of directors of the Company, with a certificate of the secretary of the Company as to such approval;

(c)                                  Specimens of the signatures of the officers of the Company authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests;

(d)                                 A copy of the certificate of incorporation and by-laws of the Company and, on a continuing basis, copies of all material amendments to such certificate of incorporation or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made); and

(e)                                  A sufficient supply of blank certificates signed by (or bearing the facsimile signature of) the officers of the Company authorized to sign stock certificates and bearing the Company’s corporate seal (if required).  AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Company.

Section 2.                                          Standard Services

2.01                        In accordance with the procedures established from time to time by agreement between the Company and AST, AST shall provide the following services:

(a)                                 Create and maintain shareholder accounts for all Shares;

(b)                                 Provide online access capability for the Company’s personnel, including “read-only” access to individual shareholder files;

(c)                                  Review transfer documents and certificates for acceptability;

(d)                                 Complete transfer debit and credit transactions;

(e)                                  Provide for the original issuance of shares as directed by the Company;

(f)                                   Maintain the Company’s treasury accounts in book entry;

(g)                                  Furnish clear, simple, and detailed instructions to shareholders throughout the transfer process, as well as clear and concise written explanations of rejected transfers;

(h)                                 Post transfers to the record system daily;

(i)                                     Prepare a list of shareholders entitled to vote at the annual meeting as requested by the Company; mail in a timely manner all proxy materials to shareholders of record as of the proxy record date or provide a list of the names (and other relevant information) of such shareholders of record to a designated third party for purposes of such mailing (it being understood, however, that production of such external files shall be billable as an expense at AST’s standard rates for the production of external tapes); tabulate returned proxy cards and provide certification of such tabulation as may be requested by the Company; and provide the Company with access to shareholder voting records via online access or by written report, prior to the Company’s annual meeting;

(j)                                    Provide appropriate responses to electronic, telephonic and written inquiries from the Company’s shareholders;

(k)                                 Provide an 800 toll-free number and toll number in conjunction with an interactive telephone system capable of providing information and handling shareholder requests without talking to a representative;

(l)                                     Prepare and submit appropriate tax and other reports required by State and Federal agencies, principal stock exchanges, and shareholders, as requested by the Company;

(m)                             Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed, unless AST has received notice that such certificates were acquired by a bona fide purchaser.  AST shall be entitled to demand an open penalty surety bond satisfactory to AST holding AST and the Company harmless.  AST shall be entitled to demand payment of the premium and processing fee for such open penalty surety bond from the shareholder.  AST, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity;

(n)                                 Compute quarterly dividend payment for each account as of the record date, balanced to the official share position;

(o)                                 Prepare and transmit payments for dividends and distributions declared by the Company, provided good funds for said dividends or distributions are received by AST prior to the scheduled mailing date for said dividends or distributions;

(p)                                 Code lost accounts to suppress printing and mailing of checks in accordance with applicable policies and guidelines;

(q)                                 Replace lost or stolen dividend checks at a shareholder’s request;

(r)                                    Withhold taxes on dividends at the appropriate rate when applicable;

(s)                                   Administer the Company’s dividend reinvestment plan and/or direct stock purchase plan (i.e. AST’s Investors Choice Plan) and monitor cash purchase plan in accordance with applicable anti-money laundering laws and regulations; and

(t)                                    Perform all the usual and customary services of a transfer agent and registrar.

2.02                        The Company shall have the ultimate obligation to discharge all applicable escheat and related notification obligations.  Notwithstanding the foregoing, AST will assist the Company in discharging these obligations by monitoring shareholder accounts for compliance with such obligations and notifying the Company when AST reasonably believes that the Company must comply with one or more such obligations.

2.03                        AST may, at its election outsource any of the services to be provided hereunder, but shall retain ultimate responsibility for any of the services so provided.  If AST elects to outsource any material portion of the services to a third-party subcontractor or a vendor, AST shall provide reasonable advance written notice to the Company.

2.04                        AST may provide further services to, or on behalf of, the Company as may be agreed upon between the Company and AST. Should AST so elect, AST shall be entitled to provide services to reunify shareholders with their assets, provided the Company incurs no additional charge for such services.  Furthermore, AST shall provide information agent and proxy solicitation services to the Company on terms to be mutually agreed upon by the parties hereto.

Section 3.                                          Fees and Expenses

3.01                        Fees

(a)                                 The Company agrees to pay AST fees for the services performed pursuant to this agreement in the amount of $4,750 per month.  Notwithstanding the foregoing, in the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services.

(b)                                 In the event that the Company, without terminating this Agreement and the Certificate of Appointment in their entirety, retains a third-party to provide services, including but not limited to, those set forth in Section 2.01 hereof, the Company shall pay to AST a reasonable fee to compensate AST for costs associated with interfacing with such third-party as mutually agreed upon by the Company and AST.

3.02                        Out-of-Pocket Expenses

(a)                                 In addition to the fees paid under Section 3.01 hereof, the Company agrees to reimburse AST for all reasonable expenses or other charges incurred by AST in connection with the provision of services to the Company (including attorneys’ fees; any non-routine expenses or other charges (including reasonable attorneys’ fees) will be reimbursed at AST’s out-of-pocket costs only if AST provided prior written notice to the Company that such expenses may be incurred.

(b)                                 Notwithstanding section 3.03 hereof, AST reserves the right to request advance payment for substantial out-of-pocket expenditures.

3.03.                     Payment of Fees and Expenses

The Company agrees to pay all fees and reimbursable expenses within twenty (20) days following the receipt of a billing notice.  Interest charges will accrue on unpaid balances outstanding for more than sixty (60) days, unless the charges are disputed in good faith by the Company.

Section 4.                                          Representations and Warranties of AST

AST represents and warrants to the Company that:

(a)                                 It is a limited liability trust company duly organized and validly existing in good standing under the laws of the State of New York;

(b)                                 It is duly qualified to carry on its business in the State of New York;

(c)                                  It is empowered under applicable laws and by its charter and its limited liability trust company agreement to enter into and perform fully its obligations under this Agreement;

(d)                                 It is duly licensed to provide all of the services contemplated under this Agreement, in good standing with all applicable regulators and in compliance with all applicable regulations; and

(e)                                  All requisite corporate proceedings have been taken to authorize it to enter into and perform fully its obligations under this Agreement.

Section 5.                                          Representations and Warranties of the Company

The Company represents and warrants to AST that:

(a)                                 It is a corporation duly organized and validly existing and in good standing under the laws of Delaware.

(b)                                 It is empowered under applicable laws and governing instruments to enter into and perform fully its obligations under this Agreement;

(c)                                  All corporate proceedings required by said governing instruments and applicable law have been taken to authorize it to enter into and perform fully its obligations under this Agreement; and

(d)                                 All Shares issued and outstanding as of the date hereof are, and all Shares to be issued during the term of this appointment shall be, duly authorized, validly issued, fully paid and non-assessable.

(e)                                  All certificates representing Shares which were not issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, bear a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION FOR THESE SHARES UNDER THE ACT OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

All Shares not so registered were issued or transferred in a transaction or series of transactions exempt from the registration provisions of the Act, and in each such issuance or transfer, the Company was so advised by its legal counsel.

Section 6.                                          Reliance and Indemnification

6.01                        AST may rely on any written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Company, unless, prior thereto (a) the Company shall have advised AST in writing that it is entitled to rely only on written instructions of designated officers of the Company, (b) it furnishes AST with an appropriate incumbency certificate for such officers and their signatures, and (c) the Company thereafter keeps such designation current with an annual (or more frequent, if required) re-filing.  AST may also rely on advice, opinions or instructions as provided to the Company that are received from the Company’s legal counsel.  AST may, in any event, rely on advice received in good faith from its legal counsel.  AST may rely (a) on any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Company or a shareholder of the Company, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (b) on any statement of fact contained in any such writing or other instruction which it in good faith does not believe to be inaccurate; (c) on the apparent authority of any person to act on behalf of the Company or a shareholder of the Company as having actual authority to the extent of such apparent authority; (d) on the authenticity of any signature (manual or facsimile) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (e) on the conformity to original of any copy.  AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Company.

6.02                        AST shall not be responsible for, and the Company shall indemnify and hold AST harmless from and against, any and all losses, damages, costs, charges, judgments, fines, amounts paid in settlement, reasonable counsel fees and expenses, payments, general expenses and/or liability arising out of or attributable to:

(a)                                 AST’s (and/or its agents’ or subcontractors’) actions performed in its capacity as transfer agent and/or registrar, provided that such actions are taken in good faith and without gross negligence or willful misconduct or are taken in material breach of this Agreement;

(b)                                 The Company’s lack of good faith, gross negligence or willful misconduct or the material breach of any representation or warranty of the Company hereunder;

(c)                                  Any action(s) taken in reasonable reliance in accordance with section 6.01 hereof;

(d)                                 Any action(s) performed pursuant to a direction or request issued by a statutory, regulatory, governmental or quasi-governmental body (AST shall, however, provide the Company with prior notice when practicable, unless AST is not permitted to do so); or

(e)                                  Any reasonable expenses, including reasonable attorney fees, incurred in seeking to enforce the foregoing indemnities.

6.03                        Company shall not be responsible for, and AST shall indemnify and hold Company harmless from and against, any and all losses, damages, costs, charges, judgments, fines, amounts paid in settlement, reasonable counsel fees and expenses, payments, general expenses and/or liability arising out of or attributable to AST’s (and/or its agents’ or subcontractors’) gross negligence, willful misconduct, actions not taken in good faith, or actions taken in breach of this Agreement.

6.04                        If AST receives a stock certificate not reflected in its records, AST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from the Company). If such records do not exist or if such certificate cannot be reconciled with such records, then AST will notify the Company. If neither the Company nor AST is able to reconcile such certificate with any records (so that the transfer of said certificate on the records maintained by AST would create an overissue), the Company shall either increase the number of its issued shares, or acquire and cancel a sufficient number of issued shares, to correct the overissue.

6.05                        The foregoing indemnities shall not terminate on termination of AST’s acting as transfer agent and/or registrar, and they are irrevocable. AST’s acceptance of its appointment as transfer agent and/or registrar, evidenced by its acting as such for any period, shall be deemed sufficient consideration for the foregoing indemnities.

Section 7.                                          Standard of Care

AST shall, at all times, act in good faith.  AST agrees to use its commercially reasonable efforts, within reasonable time limits, to ensure the accuracy of all services performed under this Agreement.

Section 8.                                          Limitations on AST’s Responsibilities

AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presentors; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Company and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or to be required to inquire regarding, any provision of the Company’s charter, certificate of incorporation, or by-laws,  any court or administrative order, or any other document, , unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.

IN NO EVENT SHALL AST HAVE ANY LIABILITY FOR ANY INCIDENTAL, SPECIAL, STATUTORY, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS, REVENUE, DATA OR COST OF COVER.

AST’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNT OF ALL FEES (EXCLUDING EXPENSES) THAT WOULD BE PAID UNDER THIS AGREEMENT FOR A TWENTY-FOUR MONTH PERIOD AT THE FEE RATE IN EFFECT AS OF THE DATE OF THE FIRST EVENT GIVING RISE TO LIABILITY.

Section 9.                                          Covenants of the Company and AST

9.01                        AST agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for the safekeeping of stock certificates.

9.02                        AST shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable and as otherwise may be required by applicable law, including the Investment Company Act of 1940, as amended (the “1940 Act”).  AST agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Company and will be preserved, maintained and made available to the Company in accordance with the requirements of law, and will be surrendered promptly to the Company on and in accordance with its request.  Notwithstanding the foregoing, AST shall be entitled to destroy or otherwise dispose of records belonging to the Company in accordance with AST’s standard document and record retention practices and/or procedures, to the extent those records are no longer required to be maintained under, and is otherwise permitted by, applicable law.

9.03                        AST and the Company agree that all confidential books, records, information and data pertaining to the business of the other party, including any information about shareholders of the Company, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential during the term of this Agreement, and shall not be voluntarily disclosed to any other person, except as may be required by law or as permitted by AST’s privacy policy as then in effect and provided to the Company.  AST has implemented, and will continue to maintain for the term of this Agreement, policies and procedures reasonably designed to insure the security and confidentiality of records and any information about shareholders of the Company, including but not limited to nonpublic personal information about such shareholders.

9.04                        AST has compliance policies and procedures reasonably designed to prevent violations of the federal securities laws, and it will cooperate with, make personnel available to, and provide such information as may reasonably be requested to the Company’s chief compliance officer (“CCO”) in order for the CCO to perform his or her duties under Rule 38a-1 under the 1940 Act.  AST shall provide the Company access to its chief compliance officer or comparable compliance personnel for purposes of reviewing the sufficiency of AST’s compliance policies and procedures concerning the services to be provided hereunder and, if requested by the CCO, shall provide a certificate or other report(s), in a form acceptable to the CCO, concerning the continued sufficiency of AST’s compliance policies and procedures and its compliance with applicable laws and regulations.

9.05                        AST shall promptly inform the Company of any regulatory requests, examinations, inquiries or investigations that relate to the Company or the services to be provided hereunder.

9.06                        In the event that the Company is subject to a regulatory examination or inquiry, AST shall cooperate with any requests of the Company to provide records, responses or access to personnel reasonably necessary to respond to such examination or inquiry.  With respect to any records required to be maintained by the Company under the 1940 Act that are maintained by AST, AST shall provide such records to the Company within  36 hours of a request by the Company for any such records.

9.07                        AST shall cooperate with, and provide records to, respond to the requests of, and provide reasonable access to personnel, to any independent public accounting firm engaged by the Company.  AST shall cooperate with the conduct of any audit of the Company, or with the performance of any agreed-upon procedures for the foregoing, such cooperation to include, without limitation, the prompt provision of documents and information to firms conducting such an audit or procedures and providing, upon reasonable request, access to AST personnel and facilities.

Section 10.                                   Term and Termination

10.01                 The initial term of this Agreement shall be three (3) years from the date first referenced above and the appointment shall automatically be renewed for further one (1) year successive terms without further action of the parties, unless written notice is provided by either party at least ninety (90) days prior to the end of the initial or any subsequent one (1) year term.  The term of this Agreement shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Company.

10.02                 In the event that AST (i) commits any continuing breach of its material obligations under this Agreement, and such breach remains uncured for more than forty-five (45) days after written notice by the Company (which notice shall explicitly reference this provision of the Agreement), (ii) acts with gross negligence, willful misconduct, or bad faith, or takes actions in breach of this Agreement and/or (iii) assigns this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business, the Company shall be entitled to terminate this agreement with no further payments other than (a) payment of any amounts then outstanding under this Agreement and (b) payment of any amounts required pursuant to Section 10.05 hereof.

10.03                 In the event that the Company terminates this Agreement in the first year of the initial term other than pursuant to Sections 10.01 and 10.02 hereof, the Company shall be obligated to immediately pay all amounts that would have otherwise accrued during the term of the Agreement pursuant to Section 3 hereof, as well as the charges accruing pursuant to Section 10.05 hereof.

10.04                 In the event that the Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than forty-five (45) days, AST shall have the right to terminate or suspend its services upon notice to the Company.  During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of the Company, and shall not be deemed its agent for such purposes.  Such suspension shall not affect AST’s rights under this Agreement.

10.05                 Should the Company elect not to renew this Agreement or otherwise terminate this Agreement, AST shall be entitled to a fee of $6,500 for the service of promptly preparing records for delivery to its successor or to the Company, and for promptly forwarding and maintaining records with respect to certificates received after such termination.  AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

Section 11.                                   Assignment

Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, AST may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business without the prior written consent of the Company.

Section 12.                                   Notices

Any notice or communication by AST or the Company to the other is duly given if in writing and delivered in person or mailed by first class mail (postage prepaid) or overnight air courier to the other’s address:

If to the Company:

Source Capital, Inc.

Attn: J. Richard Atwood, Treasurer

11400 West Olympic Blvd., Suite 1200

Los Angeles, CA 90064

Tel: (310) 996-5458

If to AST:

American Stock Transfer & Trust Company, LLC

Attn: Relationship Manager

6201 15th Avenue

Brooklyn, NY  11219

Tel: (718) 921-8200

With a copy to:

American Stock Transfer & Trust Company, LLC

Attn: General Counsel

6201 15th Avenue

Brooklyn, NY  11219

Tel: (718) 921-8200

AST and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

Section 13.                                   Successors

All the covenants and provisions of this Agreement by or for the benefit of the Company or AST shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 14.                                   Amendment

This agreement may be amended or modified by a written amendment executed by both parties hereto.

Section 15.                                   Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  To the extent that any provision hereof is deemed to be unenforceable under applicable law, it shall be deemed replaced by an enforceable provision to the same or nearest possible effect.

Section 16.                                   Governing Law

This Agreement shall be governed by the laws of the State of New York.

Section 17.                                   Jurisdiction and Venue

In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of the State of New York shall have the sole and exclusive jurisdiction over any such proceeding.  If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction.  Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

Section 18.                                   Descriptive Headings

Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 19.                                   Third Party Beneficiaries

The provisions of this Agreement are intended to benefit only AST and the Company and their respective successors and assigns.  No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

Section 20.                                   Survival

All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

Section 21.                                   Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

Section 22.                                   Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

SOURCE CAPITAL, INC.

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Treasurer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President

AST Confidential and Proprietary Information — Version July 2012

EXHIBIT A — Certificate of Appointment